Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2017

LAUREL, Miss. (February 23, 2017) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first quarter of fiscal 2017 ended January 31, 2017.

Net sales for the first quarter of fiscal 2017 were $688.3 million compared with $605.2 million for the same period a year ago. The Company reported net income of $23.2 million, or $1.02 per share, for the quarter compared with net income of $10.7 million, or $0.47 per share, for the first quarter of fiscal 2016.

“Our results for the first quarter reflect improved market prices for dark meat products sold from our big bird deboning plants compared with last year’s first quarter,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Leg quarter prices during last year’s first fiscal quarter reflected avian influenza-related bans on United States poultry products by many of our export partners, which bans, except for China, have been lifted. Poultry market prices for our tray pack products sold to retail grocery store customers were only slightly lower when compared with the same period a year ago. On the other hand, the food service market remains weak. Traffic numbers through all categories of food service continue to trend lower, and market prices for boneless breast meat reflect that weakness. Demand and prices for jumbo wings were seasonally strong during the quarter.”

According to Sanderson, overall market prices for poultry products were higher during the first quarter compared with the same period last year. Compared with the first fiscal quarter of 2016, the average whole bird price used as the base of a portion of the Company’s retail tray pack pricing formulas was approximately 2.7 percent lower, boneless breast meat prices were approximately 4.6 percent lower, the average market price for bulk leg quarters increased by approximately 33.1 percent, and jumbo wing prices were higher by 14.3 percent. The Company’s average feed cost per pound of poultry products processed decreased 1.3 cents per pound, or 4.9 percent, compared with the first quarter of fiscal 2016, and prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 4.9 percent and increased 1.9 percent, respectively, compared with the first quarter of fiscal 2016.

“Record corn and soybean crops harvested in the United States last fall contributed to healthy soybean and corn balance tables heading into the 2017 planting season,” added Sanderson. “Strong export demand, however, has supported higher prices for both corn and soybeans despite record harvests and ample supplies of both grains.

“Operations at our new St. Pauls, North Carolina, complex began on schedule in January 2017. We expect the plant to reach full production in the Company’s first fiscal quarter of 2018, and we look forward to the opportunities the new facility will create,” added Sanderson.

-MORE-

Sanderson Farms Reports Results for First Quarter of Fiscal 2017

February 23, 2017

Sanderson Farms will hold a conference call to discuss this press release today, February 23, 2017, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 22, 2017. Those who would like to participate in the call can do so by dialing 888-778-9067; confirmation code 8356028.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2016, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

-MORE-

Sanderson Farms Reports Results for First Quarter of Fiscal 2017

February 23, 2017

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings, or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, grain prices, supply and demand factors, growth plans and other industry conditions.

-MORE-

Sanderson Farms Reports Results for First Quarter of Fiscal 2017

February 23, 2017

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,
	2017	2016
Net sales	$688,346	$605,166
Cost and expenses:
Cost of sales	606,391	555,061
Selling, general and administrative	46,070	30,294

	652,461	585,355

Operating income	35,885	19,811
Other income (expense):
Interest income	195	—
Interest expense	(432)	(431)
Other	2	3

	(235)	(428)

Income before income taxes	35,650	19,383
Income tax expense	12,477	8,702

Net income	$23,173	$10,681

Earnings per share:
Basic	$1.02	$0.47

Diluted	$1.02	$0.47

Dividends per share	$0.24	$0.22

-MORE-

Sanderson Farms Reports Results for First Quarter of Fiscal 2017

February 23, 2017

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2017	October 31, 2016
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$225,821	$234,111
Accounts receivable, net	115,633	124,348
Inventories	236,353	220,306
Refundable income taxes	4,066	—
Prepaid expenses and other current assets	37,906	34,559

Total current assets	619,779	613,324
Property, plant and equipment	1,548,434	1,505,596
Less accumulated depreciation	(721,664)	(701,605)

	826,770	803,991
Other assets	4,989	5,385

Total assets	$1,451,538	$1,422,700

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$85,859	$72,774
Dividends payable	5,458	—
Accrued expenses	50,248	57,918
Accrued income taxes	—	17,497

Total current liabilities	141,565	148,189
Claims payable and other liabilities	8,663	8,501
Deferred income taxes	87,675	75,748
Commitments and contingencies
Stockholders’ equity:
Common Stock	22,740	22,693
Paid-in capital	131,466	125,855
Retained earnings	1,059,429	1,041,714

Total stockholders’ equity	1,213,635	1,190,262

Total liabilities and stockholders’ equity	$1,451,538	$1,422,700

(1)	The Condensed Consolidated Balance Sheet at October 31, 2016, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

-END-